Exhibit 10.33

November 11, 2004

William Chiasson

[address omitted]

Dear Bill:

We are pleased to offer you a full-time exempt position as Chief Financial Officer for LeapFrog Enterprises Inc. (“LeapFrog” or the “Company”), effective November 11, 2004. You will be based out of our Emeryville office at 6401 Hollis Street, Suite 150, and you will report to Tom Kalinske, Chief Executive Officer.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately. Your base compensation will be $290,000 on an annualized basis, less standard deductions and withholdings.

In addition, you will become eligible for the following benefits in accordance with Company policy as in effect from time to time:

•	Bonus: As per the Executive Bonus Plan, your annual bonus potential at the target bonus opportunity level is 50% of annual base compensation and up to a maximum 83.5% of base compensation, based on the Company’s attainment of established financial goals and your achievement of individual goals and objectives. You will be eligible to participate in the 2005 Executive Bonus Plan

•	Car Allowance: You will receive a monthly car allowance of $650, less standard payroll deductions and tax withholdings, paid in semi-monthly installments through the normal payroll process.

•	Group Health and 401(k) Benefits: You will be eligible for medical, dental, life, disability and AD&D insurance, and participation in the 401(k) Plan, on the first day of the month following your first 30 days of service.

•	Vacation Time: You will accrue four weeks of vacation per year.

•

Severance: If we terminate your employment without Cause, or if you terminate your employment for Good Reason (as such terms are defined below), you will be entitled to receive all of your accrued and unused vacation and unpaid base compensation earned through your last day of employment (the “Separation Date”), and any bonus earned but unpaid as of the Separation Date (i.e., in the event that you have worked through December 31 of the previous year and earned a bonus, but such bonus has not been paid

LeapFrog is proud to be an Equal Opportunity Employer.

as of the Separation Date). If the termination does not occur during the Change in Control Period (defined below), you will also be entitled to receive the following severance benefits (collectively, the “Severance Benefits”), provided that you comply with the Release obligation described below:

(i) Cash Severance. The Company will pay you: (a) a lump-sum payment equal to nine (9) months of your then current base salary, less all required payroll deductions and withholdings, and (b) a pro rata portion of any bonus that you would, but for the termination, otherwise have earned in the year of the Separation Date, subject to required payroll deductions and withholdings, as and when otherwise payable under the applicable bonus plan. For purpose of further clarification of this benefit, to the extent that the earning of such bonus is based on your achievement of objectives and/or Company performance during a certain bonus period (the “Bonus Period”), your right to receive a bonus pursuant to this section shall be based on the results from the entire Bonus Period, and you shall be entitled to receive a pro-rata portion of such bonus based on the percentage of the Bonus Period during which you were employed.

(ii) COBRA Premiums. If you timely elect to continue your Company-provided group health insurance coverage pursuant to federal COBRA law and, if applicable, state insurance laws, the Company shall also reimburse you for the cost of the COBRA premiums for you and your dependents (if applicable) in effect as of the Separation Date for a period of nine (9) months after the Separation Date. Your entitlement to such reimbursement shall cease before the end of such period if and when you become eligible for group health insurance with a subsequent employer. You shall notify the Company’s Vice President of Human Resources in writing immediately upon becoming eligible for health insurance with a subsequent employer.

(iii) Stock Option Acceleration. All unvested options held by you shall accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant shall become fully exercisable as of the Separation Date and shall be exercisable for that specific period following the Separation Date as provided under the applicable stock option agreements in the case of termination of employment.

As a precondition of giving you the Severance Benefits or the Change in Control Severance Benefits (described below), the Company must first receive from you a signed general release of claims in the form required by the Company (the “Release”) and you must allow the Release to become effective.

•	Severance for Termination in Connection with a Change in Control. If the Company terminates your employment without Cause within ninety (90) days prior to or within twelve (12) months following a Change in Control (as such term is defined below) of the Company (the “Change in Control Period”), or if you resign for Good Reason during the Change in Control Period, and you provide the Company with the Release described above and you allow the Release to become effective, the Company will pay you the following Change in Control Severance Benefits:

LeapFrog is proud to be an Equal Opportunity Employer.

(i) Cash Severance. The Company will pay you (a) a lump-sum payment equal to twelve (12) months of your then current base salary, less all required payroll deductions and withholdings, and (b) any bonus that you would, but for the termination, otherwise have earned in the year of the Separation Date, subject to required payroll deductions and withholdings, as and when otherwise payable under the applicable bonus plan.

(ii) COBRA Premiums. If you timely elect to continue your Company-provided group health insurance coverage pursuant to federal COBRA law and, if applicable, state insurance laws, the Company shall also reimburse you for the cost of the COBRA premiums for you and your dependents (if applicable) in effect as of the Separation Date for a period of twelve (12) months after the Separation Date. Your entitlement to such reimbursement shall cease before the end of such period if and when you become eligible for group health insurance with a subsequent employer. You shall notify the Company’s Vice President of Human Resources in writing immediately upon becoming eligible for health insurance with a subsequent employer.

For purposes of this agreement, a termination shall be for “Cause” if you shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty or no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this agreement and which results or will result in significant harm to the Company; or (iv) willfully fail to perform the responsibilities and duties of your position for a period of ten (10) days following receipt of written notice from the Company which specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the ten (10) day period following receipt of such notice, you shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.

For purposes of this agreement, you shall have “Good Reason” for termination of your employment if you resign within sixty (60) days after the occurrence of one of the following events without your consent: (i) a removal of you from your position as Chief Financial Officer of the Company unless the removal occurs solely as a result of a merger into a larger entity such that you retain the same authority for divisional operations that are substantially identical to the Company’s previous operations as an independent entity including, for example, Treasury, Investor Relations, and External/Public Reporting; (ii) any material diminution of your role, responsibilities and authority except to the extent that your authority is reduced solely as a result of a merger into a larger entity such that you retain the same authority for divisional operations that are substantially identical to the Company’s previous operations as an independent entity; (iii) reduction of your then current base salary in an amount greater than ten percent (10%) of your initial base salary, unless the base salary of other senior level executive officers of the Company is accordingly reduced; (iv) any material reduction in the aggregate level of benefits to which you are entitled under this agreement or the taking of any action which would adversely affect your accrued benefits under any such employee benefit plans, unless a similar reduction is made for other senior level executive officers of the Company; or (v) a demand by the Company that you relocate to any place that exceeds a twenty-five (25) mile radius beyond the primary location of the Company as of the date of this agreement. In the event you intend to assert that you have

LeapFrog is proud to be an Equal Opportunity Employer.

grounds for terminating your employment for Good Reason, you shall give the Company at least thirty (30) days’ notice. The Company shall have the opportunity during the notice period to cure the event which you assert constitutes Good Reason (provided that this event is not a reoccurrence of the same or substantially similar event that occurred during the prior six (6) months) and, if the Company cures the event, then you shall not be entitled to terminate your employment for Good Reason.

For purposes of this Agreement, “Change in Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than Lawrence Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing, becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) the stockholders of the Company approve or the Company’s Board of Directors approves a plan of complete dissolution or liquidation of the Company; or

(d) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

•	Stock Option: The Compensation Committee of the Board of Directors of the Company has approved granting an option to you for the purchase of 150,000 shares of the Company’s Class A Common Stock (the “Option”). All stock options are subject to the terms and conditions of the applicable equity plan and the corresponding stock option grant notice and stock option agreement. The Option shall have an exercise price equal to the closing fair market value of the Common Stock on the date of the grant. The Option shall vest over a four year period, or until your employment with the Company ends, as follows:

LeapFrog is proud to be an Equal Opportunity Employer.

•	Twenty-five (25%) of the shares subject to the Option shall vest on the first anniversary of the date you became employed by the Company (the “Employment Date”), and

•	1/36 of the remaining shares subject to the Option shall vest each month thereafter, for thirty-six (36) consecutive months.

•	Change in Control Benefit: In the event of a Change in Control (as defined above), you shall be entitled to receive the following:

(i)	Within First Year. If the Change in Control occurs within one (1) year after the Employment Date, all unvested options held by you shall accelerate vesting such that a total of one-half (1/2) of the shares subject to the options shall be fully exercisable immediately upon the effective date of the Change Control. The remaining one-half (1/2) of the shares subject to the options shall continue to vest pursuant to the terms of the Plan and corresponding stock option grant notices and stock option agreements.

(ii)	After First Year. If the Change in Control occurs more than one (1) year after the Employment Date, one-half (1/2) of the unvested shares subject to the options held by you shall accelerate vesting and become fully exercisable immediately upon the effective date of the Change in Control. The remaining unvested shares subject to the options shall continue to vest pursuant to the terms of the Plan and corresponding stock option grant notices and stock option agreements.

•	Annual Stock Option Program: You will be eligible to participate in the annual stock option program beginning April 2005, at the executive officer level. The current guideline at target is 21,000 shares.

•	Executive Performance Share Program: You will be eligible to participate in the annual Executive Performance Share Program starting with the January 2005 – December 2007 plan. The current guideline at target is 10,600 shares.

Acceptance of this offer does not create a contractual obligation to continue your employment in the future. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The at-will employment relationship may not be modified except in a writing signed by the CEO of the Company. The Company may change your position, duties, work location, compensation and benefits from time to time, as it deems necessary.

As a LeapFrog employee, you will be expected to abide by all Company rules and procedures and, as a condition of employment, you will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and the enclosed Employee Proprietary Information and Inventions Agreement, along with the successful completion of any background and reference checks. On your first day, please bring with you two forms of I-9 acceptable documentation and the Employee Proprietary Information and Inventions Agreement signed by you. Please also bring a voided check if you would like direct deposit for your paycheck.

LeapFrog is proud to be an Equal Opportunity Employer.

This offer is valid through November 11, 2004, and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter agreement, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms described in this agreement, other than those changes expressly reserved to the Company’s discretion, require a written modification signed by you and the CEO of LeapFrog. If you have any questions regarding our offer, please contact me directly at 510/596-5435. Confidential Fax: 510/420-5005.

We are looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to our Company.

Sincerely,

/s/ Laura Dillard

Laura Dillard

Vice President, Human Resources

By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on November 11, 2004. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction that would be violated by your being employed with the Company, or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ William B. Chiasson

Print Name:	William B. Chiasson

Date:	November 11, 2004

LeapFrog is proud to be an Equal Opportunity Employer.